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                                                              Exhibit 23.2

                          Independent Auditors' Consent


The Board of Directors
AirGate PCS, Inc.:

We consent to the use of our reports dated December 5, 2003, except as to note 14(a) and (b), which are as of February 17, 2004, with respect to the consolidated balance sheets of AirGate PCS, Inc. and subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended September 30, 2003, and the related financial statement schedule.

Our audit report contains an explanatory paragraph that states that the Company has suffered significant recurring losses since inception and has an accumulated deficit of $1.3 billion and a stockholders' deficit of $377.0 million at September 30, 2003. The Company's continuation as a going concern is dependent on its ability to restructure or otherwise amend the terms of its debt; and if unsuccessful, the Company may seek bankruptcy court or other protection from its creditors within the next year. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Atlanta, Georgia
March 24, 2004